UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2008

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 29, 2008, Openwave Systems, Inc. (the “Company”) entered into a Resignation Agreement and General Release of Claims with Hari Haran, Senior Vice President, Worldwide Field Operations (the “Agreement”) effective as of August 6, 2008.

Pursuant to the Agreement and provided that Mr. Haran executes all necessary documentation, the Company agrees to: (i) pay Mr. Haran for a period of six months his base salary at his final base salary rate; such salary continuation payments will be made in accordance with the Company’s normal payroll procedures, and (ii) continue to provide Mr. Haran, at the Company’s expense, medical, dental and vision insurance benefit coverage in coordination with COBRA for a period of up to six (6) months.

Except as set forth therein, the Agreement supersedes all prior employment agreements between the Company and Mr. Haran. The foregoing description relating to Mr. Haran is qualified in its entirety by the terms of the Agreement which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Effective as of July 31, 2008, Hari Haran, Senior Vice President, Worldwide Field Operations, of the Company will depart the Company to pursue other opportunities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Resignation Agreement and General Release of Claims between Openwave Systems Inc. and Hari Haran dated July 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPENWAVE SYSTEMS INC.

By:	/s/ Karen Willem
Name:	Karen Willem
Title:	Chief Financial Officer

Date: July 31, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Resignation Agreement and General Release of Claims between Openwave Systems Inc. and Hari Haran, dated July 29, 2008.